Exhibit 99.1

PRESS RELEASE

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Monday, June 30, 2008

STAR BUFFET, INC. FILES FORM 10-Q

FOR FIRST QUARTER FY 2009

SCOTTSDALE, AZ – June 30, 2008 – Star Buffet, Inc. (Nasdaq: STRZ) today filed a Form 10-Q with the Securities and Exchange Commission for its first quarter of fiscal 2009 ending May 19, 2008. Star Buffet, Inc. had revenues of $33.2 million and net income of $534,000, or $0.17 per share on a diluted basis of 3,214,596 of shares outstanding for the sixteen weeks ended May 19, 2008.

About Star Buffet

Star Buffet is a multiconcept restaurant operator.  As of June 30, 2008, Star Buffet, through its subsidiaries, operates 20 Barnhill’s Buffet restaurants, 12 franchised HomeTown Buffets, six JB’s restaurants, five Whistle Junction restaurants, four 4B’s restaurants, three BuddyFreddys restaurants, three Western Sizzlin restaurants, two Holiday House restaurants, two K-BOB’S Steakhouses, two JJ North’s Grand Buffets, one Pecos Diamond Steakhouse, one Bar-H Steakhouse and one Casa Bonita Mexican theme restaurant.

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